THERMON REPORTS FIRST QUARTER FISCAL 2020 RESULTS

AUSTIN, Texas, August 8, 2019 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced consolidated financial results for the first quarter ("Q1 2020") of the fiscal year ending March 31, 2020 ("Fiscal 2020").

Q1 2020 highlights, compared to the three months ended June 30, 2019 ("Q1 2019"), include:

•Revenue of $91.7 million, an increase of 3% compared to $88.9 million

•	Fully diluted GAAP earnings per share ("EPS") was $0.04 per share, a decrease of $0.05 compared to $0.09

•	Non-GAAP Adjusted EPS was $0.15 per share, a decrease of $0.09 compared to $0.24

"We continue to grow our business and are focused on executing our strategic plan for the year. We are already generating positive results within the market from our eight new product launches last year, and we continue to invest in both new product developments and additional commercial resources to globalize the Thermon Heating Systems ("THS") business. While the increased Greenfield business mix continues to negatively impact our margins, the additions to our global installed base will enable higher value MRO/UE revenue in the future, and our record pipeline of opportunities gives us confidence in achieving our Fiscal 2020 financial objectives," said Bruce Thames, Thermon's President and Chief Executive Officer.

During Q1 2020, the Company generated revenue of $91.7 million versus $88.9 million in Q1 2019, an increase of $2.8 million or 3%. Revenue from our legacy heat tracing business was $73.8 million and revenue from THS was $17.9 million in Q1 2020. During Q1 2020, Greenfield and MRO/UE (facility maintenance, repair and operations and upgrade or expansion) activity accounted for 49% and 51% of revenue, respectively. Substantially all of the revenue contributed by THS would be considered MRO/UE.

Gross margin during Q1 2020 was 40.5% compared to 44.7% in Q1 2019. While this is a decline over the prior year period, it represents a sequential improvement of 110 basis points relative to the fourth quarter of the fiscal year ended March 31, 2019. Gross margin in the current quarter was negatively impacted by a higher mix of Greenfield project revenue relative to Q1 2019. The Company has implemented global price increases in Q1 2020, and in combination with cost reduction initiatives, expects gross margin performance to improve during Fiscal 2020.

Q1 2020 total orders were $82.8 million versus $73.8 million in Q1 2019, an increase of $9.0 million or 12%. Q1 2020 backlog of $111.5 million represents a $32.6 million, or 23%, decrease as compared to Q1 2019 backlog of $144.1 million.

Q1 2020 net income attributable to Thermon and GAAP EPS were $1.5 million and $0.04 per fully diluted common share, respectively, compared to $3.0 million and $0.09 per fully diluted common share, respectively, in Q1 2019. After taking into account certain one-time charges related to the consolidation of our operating footprint in Canada and the impact of intangible amortization related to prior acquisition activities (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted Net Income in Q1 2020 of $4.8 million and Adjusted EPS of $0.15 per fully diluted common share compared to $7.8 million and $0.24 per fully diluted common share, respectively, in Q1 2019.

Adjusted EBITDA was $13.1 million in Q1 2020 as compared to $17.9 million in Q1 2019, a decrease of $4.8 million or 27% (see table, Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA).

As of June 30, 2019, the Company had $220.4 million of gross outstanding debt and $35.3 million of cash representing net debt of $185.1 million. Based on the trailing twelve month Adjusted EBITDA of the combined company, our net debt to trailing twelve month Adjusted EBITDA ratio was 2.4 at June 30, 2019. At the time the THS acquisition closed on October 30, 2017, our net debt to trailing twelve month Adjusted EBITDA ratio was 3.4.

Outlook

For Fiscal 2020 we anticipate revenue growth of 2% to 4% relative to Fiscal 2019, and we expect margin improvements due to a more typical historical mix of Greenfield versus MRO/UE business, planned price increases and cost reduction initiatives. We currently believe our net debt to Adjusted EBITDA ratio will be approximately 1.5x by the end of Fiscal 2020, excluding the impact of any potential M&A activity.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss Q1 2020 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted Net Income" and "Free Cash Flow" which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before costs related to the consolidation of our operating footprint in Canada, amortization of intangible assets and the income tax effect on any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, income attributable to non-controlling interests and costs related to the consolidation of our operating footprint in Canada. "Free Cash Flow" represents cash (used in) provided by operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment and proceeds from sales of land and buildings.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA and Adjusted Net Income should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted Net Income and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate,"

"expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy, chemical processing and power generation capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to operate successfully in foreign countries; (v) our ability to effectively integrate THS product lines into our existing sales and marketing channels; (vi) tax liabilities and changes to tax policy; (vii) our ability to protect data and thwart potential cyber attacks; (viii) our ability to bid and win new contracts; (ix) our ability to successfully develop and improve our products and successfully implement new technologies; (x) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (xi) our revenue mix; (xii) changes in relevant currency exchange rates; (xiii) a material disruption at any of our manufacturing facilities; (xiv) potential liability related to our products as well as the delivery of products and services; (xv) our dependence on subcontractors and third party suppliers; (xvi) our ability to comply with the complex and dynamic system of laws and regulations applicable to domestic and international operations, including U.S. government tariffs and the United Kingdom’s referendum vote; (xvii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xviii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xix) our ability to remediate the material weakness in our internal control over financial reporting; (xx) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xxi) our ability to protect our trade secrets and intellectual property; (xxii) the extent to which federal, state, local, and foreign governmental regulations of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xxiii) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed with the Securities and Exchange Commission on June 12, 2019 and in any subsequent Quarterly Reports on Form 10-Q that we may file with the Securities and Exchange Commission. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox

(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2019	June 30, 2018
Sales	$91,712	$88,902
Cost of sales	54,570	49,173
Gross profit	37,142	39,729
Operating expenses:
Marketing, general and administrative and engineering	26,699	24,708
Stock compensation expense	1,019	1,004
Amortization of intangible assets	4,433	5,777
Income from operations	4,991	8,240
Interest income and expense, net	(3,423)	(3,209)
Debt cost amortization	(296)	(318)
Interest expense, net	(3,719)	(3,527)

Other income (expense)	233	(118)
Income before provision for taxes	1,505	4,595
Income tax expense	44	1,217
Net income	1,461	3,378

Income (loss) attributable to non-controlling interests	(10)	336
Net income attributable to Thermon	$1,471	$3,042

Net income per common share:
Basic income per share	$0.05	$0.09
Diluted income per share	$0.04	$0.09
Weighted-average shares used in computing net income per common share:
Basic common shares	32,635	32,501
Fully-diluted common shares	33,052	32,936

	June 30, 2019 (unaudited)	March 31, 2019
Cash	$35,269	$31,402
Total debt	220,426	217,725
Total equity	355,519	348,949

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA
(Unaudited, in Thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
GAAP net income attributable to Thermon	$1,471	$3,042
Interest expense, net	3,719	3,527
Income tax expense	44	1,217
Depreciation and amortization expense	6,887	8,057
EBITDA (non-GAAP)	$12,121	$15,843
Stock compensation expense	1,019	1,004
Consolidation of operating footprint in Canada	—	757
Income (loss) attributable to non-controlling interests	(10)	336
Adjusted EBITDA (non-GAAP)	$13,130	$17,940

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Adjustment to:
GAAP net income attributable to Thermon	$1,471	$3,042
Consolidation of operating footprint in Canada	—	757	Operating expense
Amortization of intangible assets	4,433	5,777	Intangible amortization
Tax effect of adjustments	(1,108)	(1,731)
Adjusted net income (non-GAAP)	$4,796	$7,845

Adjusted-fully diluted earnings per common share (non-GAAP)	$0.15	$0.24

Fully-diluted common shares	33,052	32,936

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Cash (used in) provided by operating activities	$3,399	$(4,222)
Less: Cash used for purchases of property, plant and equipment	(1,726)	(2,866)
Plus: Sale of rental equipment	126	81
Free cash flow (used) provided (non-GAAP)	$1,799	$(7,007)